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                                                                    EXHIBIT 99.3

                       [LETTERHEAD OF RP FINANCIAL, LC.]


                                         March 31, 2000

Mr. Charles C. Pearson, Jr.
President and Chief Executive Officer
Harris Financial, Inc., Subsidiary of Harris Financial MHC
235 North Second Street
Harrisburg, Pennsylvania 17105

Dear Mr. Pearson:

     This letter sets forth the agreement between Harris Financial, Inc. ("Harris" or the "Company"), subsidiary of Harris Financial MHC, Harrisburg, Pennsylvania (the "MHC"), and RP Financial, LC. ("RP Financial") for independent conversion appraisal services pertaining to the mutual-to-stock conversion of the MHC and the stock acquisition of York Financial Corp., York, Pennsylvania ("York"). The specific appraisal services to be rendered by RP Financial are described below. These appraisal services will be rendered by a team of two senior consultants on staff and will be directed by the undersigned and Ron Riggins.

Description of Appraisal Services
---------------------------------

     In conjunction with preparing the appraisal report, RP Financial will conduct a financial due diligence, including on-site interviews of senior management and reviews of financial and other documents and records, to gain insight into the operations, financial condition, profitability, market area, risks and various internal and external factors of Harris and York, all of which will be considered in estimating the pro forma market value of the Company. In addition, RP Financial will evaluate the anticipated expected synergies and costs as well as accounting and other adjustments resulting from the merger.

     RP Financial will prepare a detailed written valuation report of the Company that will be fully consistent with applicable federal regulatory guidelines and standard pro forma valuation practices. The appraisal report will include an analysis of the Company's financial condition and operating results, as well as an assessment of the Company's interest rate risk, credit risk and liquidity risk, including an analysis on a pro forma basis taking into account the related merger transaction. The appraisal report will describe the Company's business strategies, market area, prospects for the future and the intended use of proceeds, incorporating the merger transaction. A peer group analysis relative to comparable publicly-traded savings and banking institutions will be conducted for the purpose of determining appropriate valuation adjustments for the Company relative to the peer group.
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Mr. Charles C. Pearson, Jr.
March 31, 2000
Page 2

     We will review pertinent sections of the Company's prospectus and hold discussions with the Company to obtain necessary data and information for the appraisal report, including the impact of key deal elements on the pro forma market value, such as dividend policy, use of proceeds and reinvestment rate, tax rate, offering expenses, characteristics of stock plans, the structure of any contribution to a charitable foundation immediately following the offering if applicable and the pro forma impact of the merger transaction.

     The appraisal report will establish a midpoint pro forma market value. The appraisal report may be periodically updated throughout the conversion process as appropriate. There will be at least one updated valuation that would be prepared at the time of the closing of the stock offering. RP Financial agrees to deliver the original appraisal report and subsequent updates, in writing, to the Company at the above address in conjunction with the filing of the regulatory applications. Subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such valuation updates. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the valuation appraisal and subsequent updates. RP Financial expects to formally present the appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Board of Directors for review and acceptance.

Fee Structure and Payment Schedule
----------------------------------

     The Company agrees to pay RP Financial a fixed fee of $120,000 for preparation and delivery of the original appraisal report and a $10,000 fee for each subsequent appraisal update, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

     . $10,000 upon execution of the letter of agreement engaging RP Financial's appraisal services;

     . $110,000 upon delivery of the original appraisal report concurrent with filing the regulatory applications; and

     . $10,000 upon completion of each subsequent valuation update that may be required.

     The Company will reimburse RP Financial for reasonable out-of-pocket expenses incurred in preparation of the valuation. Such out-of-pocket expenses will likely include travel, printing, telephone, facsimile, shipping, computer and data services. RP Financial will agree to limit reimbursable expenses to an amount not to exceed $10,000 in conjunction with the appraisal and business planning engagements, subject to written authorization from the Company to exceed such level.
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Mr. Charles C. Pearson, Jr.
March 31, 2000
Page 3

     In the event the Company shall, for any reason, discontinue the proposed transaction prior to delivery of the completed documents set forth above and payment of the respective progress payment fees, the Company agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after applying full credit to the initial $10,000 retainer fee towards such payment. RP Financial's standard billing rates range from $75 per hour for research associates to $250 per hour for managing directors.

     If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Company and RP Financial. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, changes in the structure of the merger terms, major changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of conversion or merger applications by the regulators such that completion of the conversion transaction requires the preparation by RP Financial of a new appraisal.

Representations and Warranties
------------------------------

     The Company and RP Financial agree to the following:

     1. The Company agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include: annual financial statements, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, unrealized gains or losses and corporate books and records. All information provided by the Company to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the conversion is not consummated or the services of RP Financial are terminated hereunder, RP Financial shall upon request promptly return to the Company the original and any copies of such information.

     2. The Company hereby represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Company's knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or in response to informational requests by RP Financial fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. (a) The Company agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective directors, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as "RP Financial"), from and
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Mr. Charles C. Pearson, Jr.
March 31, 2000
Page 4

against any and all losses, claims, damages and liabilities (including, but not limited to, all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement or alleged untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Company to RP Financial, either orally or in writing; (ii) the omission or alleged omission of a material fact from the financial statements or other information furnished or otherwise made available by the Company to RP Financial; or (iii) any action or omission to act by the Company, or the Company's respective officers, directors, employees or agents which action or omission is undertaken in bad faith or negligent. The Company will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Reasonable time devoted by RP Financial to situations for which indemnification is provided hereunder, shall be an indemnifiable cost payable by the Company at the normal hourly professional rate chargeable by such employee.

          (b) RP Financial shall give written notice to the Company of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which the RP Financial intends to base a claim for indemnification hereunder. In the event the Company elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, the Company shall not be obligated to make payments under Section 3(c), but RP Financial will be entitled to be paid any amounts payable by the Company hereunder, together with interest on such costs from the date incurred at the annual rate of prime plus two percent within five days after the final determination of such contest either by written acknowledgement of the Company or a final judgment of a court of competent jurisdiction, unless it is determined in accordance with Section 3(c) hereof that RP Financial is not entitled to indemnity hereunder. If the Company does not so elect to contest a claim for indemnification by RP Financial hereunder, RP Financial shall (subject to the Company's receipt of the written statement and undertaking under Section 3(c) hereof) be paid promptly and in any event within thirty days after receipt by the Company of billing statements or invoices for which RP Financial is entitled to reimbursement under Section 3(c) hereof.

          (c) Subject to the Company's right to contest under Section 3(b) hereof, the Company shall pay for or reimburse the reasonable expenses, including attorneys' fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Company: (1) a written statement of RP Financial's good faith belief that it is entitled to indemnification hereunder; and (2) a written undertaking to repay the advance if it ultimately is determined in a final adjudication of such proceeding that it or he is not entitled to such indemnification.

          (d) In the event the Company does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

     It is understood that, in connection with RP Financial's above-mentioned engagement, RP Financial may also be engaged to act for the Company in one or more additional capacities, and
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Mr. Charles C. Pearson, Jr.
March 31, 2000
Page 5

that the terms of the original engagement may be embodied in one or more separate agreements. The provisions of Paragraph 3 herein shall apply to the original engagement, any such additional engagement, any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of RP Financial's engagement(s). This agreement constitutes the entire understanding of the Company and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

     Harris and RP Financial are not affiliated, and neither Harris nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

     York and RP Financial are not affiliated, and neither York nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other.

                        *  *  *  *  *  *  *  *  *  *  *

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the initial retainer fee of $10,000.


                                         Sincerely,


                                         /s/ William E. Pommerening
                                         William E. Pommerening
                                         Chief Executive Officer and
                                          Managing Director


Agreed To and Accepted By:  /s/ Charles C. Pearson, Jr.
                            -------------------------------
                            Charles C. Pearson, Jr.
                            President and Chief Executive Officer


Upon Authorization by the Board of Directors For:  Harris Financial, Inc.,
                                                   Subsidiary of Harris
                                                   Financial MHC
                                                   Harrisburg, Pennsylvania

Date Executed:  4/30/00